Exhibit 99.1

ProPhase Labs Announces Financial Results for the Three Months Ended March 31, 2025

Highlights Multiple Significant Potential Liquidity Events Anticipated Within the Next Few Months

Completes Significant Reductions in Overhead and Expenses

BE-Smart Esophageal Cancer Test Study has been Submitted in the Journal of Clinical Gastrointestinal Hepatology

Company to hold a virtual conference call Tuesday, May 20, 2025, at 10:00 AM ET

GARDEN CITY, NY, May 20, 2025 (GLOBE NEWSWIRE) – ProPhase Labs Inc. (NASDAQ: PRPH), (the “Company” or “ProPhase”) a next generation biotech, genomics and consumer products company, today reported its financial and operational results for Q1 ended March 31, 2025, and outlined significant strategic corporate developments.

Ted Karkus, CEO of ProPhase Labs, will present to shareholders today, May 20, 2025, at 10:00 a.m. EST during the live Virtual Non-Deal Roadshow Series. The details are available below.

In January 2025, the Company completed the divestiture of its Pharmaloz manufacturing operations for approximately $23 million, saving over $2 million per year. In February 2025, the Company shut down its genomics laboratory, saving over $6 million per year. In March, the Company was able to significantly reduce IT services further reducing costs. Employee headcount has been reduced from 96 employees in December 2024 to 25 full-time employees currently. The Company’s senior management and directors have a high degree of confidence in the upcoming liquidity events outlined below. Therefore, Ted Karkus, CEO, voluntarily agreed to defer his salary by more than two thirds and other senior management and the Board of Directors have also voluntarily agreed to defer their salary by 50% until one or more liquidity events occur. This decreases the need for dilutive financing and even better aligns management and directors with all shareholders.

Q1 2025 therefore marks a transformation in the company’s trajectory with the goal of becoming a lean operating company that develops assets with significant potential but with much lower overhead and less risk to shareholders.

Nasdaq Listing Qualifications

The Company has been in contact with Nasdaq regarding listing qualifications. Nasdaq has indicated that its policy is to only announce extensions for continued listing after the first 6-month notification period expires. However, the Company has confirmed that it is presently in listing compliance other than stock price. Furthermore, in Q1, stockholder’s equity increased significantly (and was already in compliance.) Therefore, given these most recent communications, the Company believes that it will receive the 6-month extension when the first 6-month period expires in late June.

Company Moves Forward With Sale of Nebula Genomics

The Company has engaged ThinkEquity to pursue strategic alternatives for ProPhase’s wholly-owned subsidiary Nebula Genomics. Under new leadership from Jason Karkus, Nebula has been strategically restructured, now allowing for the potential sale at an attractive valuation. The pitch deck and supporting materials have been created and outreach to a significant number of potential acquirers has already been completed. The Company believes that one or more LOIs could be forthcoming in the coming weeks and that a sale could occur within 3-4 months, if not sooner.

The Company believes that Nebula is a compelling acquisition candidate, offering a uniquely diverse 16-petabyte DNA dataset (equivalent to roughly 150 million ancestry SNP-based tests), with samples spanning 130 countries. We believe that Nebula’s dataset is one of the largest and most diverse genomic datasets in the world. Nebula delivers full WGS coverage and proprietary bioinformatics, generating over 350 personalized health, wellness and advanced ancestry reports. Its scalable, subscription-based revenue model, with strong margins on renewals, further enhances its commercial appeal. Recent transactions in the genomics sector, such as the recently announced sale of substantially all of 23andMe’s assets to Regeneron for $256 million (source: Bloomberg, May 5, 2025), highlight the value of large genomic datasets.

$50 Million Opportunity with Crown Medical Collections progresses

Crown Medical Collections estimates the recovery of approximately $50 million in insurance payments, net of contingency fees, on behalf of ProPhase. After significant due diligence and preparation, this initiative has moved to important next steps. However, due to the nature of litigation, the Company has been advised to be cautious in providing additional details at the current time.

The Company believes that Crown Medical’s efforts should start to generate significant cash flow within the next few months and in some cases, possibly sooner. If Crown’s efforts succeed, this could serve as a significant, non-dilutive financial influx in the second half of 2025 to support strategic development of ProPhase’s core businesses. Notably, the Company currently carries only $20 million dollars total accounts receivable, net, in its financials for this initiative.

BE-Smart Submitted for Peer Review to the Journal of Clinical Gastrointestinal Hepatology

A new clinical study evaluating the BE-Smart® molecular analysis platform for patients with Barrett’s esophagus, a precancerous condition that can progress to esophageal adenocarcinoma, has been submitted for peer review to the Journal of Clinical Gastroenterology and Hepatology”. Led by senior author Dr. Christopher Hartley, a GI pathologist at the Mayo Clinic, the study highlights BE-Smart’s ability to accurately stratify disease severity and identify patients most likely to progress to cancer. This submission is an important next step toward the goal of commercialization later this year as a laboratory developed test (LDT).

There are tens of millions of Americans currently under active surveillance for esophageal disease, with an urgent need for tools that improve clinical testing and enable more personalized, timely interventions. BE-Smart delivers best-in-class sensitivity and specificity by leveraging proprietary biomarkers from FFPE tissue obtained from routine endoscopies, allowing for earlier and more precise identification of high-risk patients. Unlike current third-party tests that rely on immunohistochemistry or PCR-based test for legacy oncology biomarkers that can be prone to higher degree of false positives, the BE-Smart test is a more accurate approach using mass spectrometry to quantify the unique disease biology through molecular features directly linked to carcinogenesis.

On April 1, 2025, a federal judge vacated the FDA rule on LDTs, determining that LDTs, like BE-Smart, are not subject to FDA regulatory oversight (source: ASCP News). This landmark ruling is expected to significantly accelerate the commercialization of BE-Smart by streamlining the pathway to market, enabling faster adoption by healthcare providers while maintaining rigorous clinical validation standards. In addition to improving diagnostic precision, this state-of-the-art platform offers patients greater clarity and peace of mind as they navigate ongoing disease management.

The anticipated publication comes at a pivotal moment, as the FDA signals its intention to roll back enforcement of LDT regulations, potentially accelerating access to advanced diagnostics like BE-Smart. Existing molecular tests and pathology workflows frequently fall short in sensitivity, resolution, or tissue efficiency, leaving clinicians with an incomplete picture of disease biology. BE-Smart sets a new benchmark by extracting more clinically relevant information from less tissue, enabling actionable insights that legacy tools cannot provide.

ProPhase Labs owns the full intellectual property portfolio behind BE-Smart. This includes a foundational patent family that enables detection of previously unrecognized molecular hallmarks driving esophageal disease progression. This exclusive capability not only differentiates BE-Smart from traditional biomarker panels but positions ProPhase at the forefront of precision diagnostics in gastroenterology. The test integrates seamlessly into existing workflows, requires just 1–2 biopsy slices, and offers both clinicians and patients actionable insights without additional tissue collection.

CEO Commentary:

“ProPhase is now sharply focused on unlocking value through strategic asset development and disciplined execution,” said Ted Karkus, CEO of ProPhase Labs. “We’ve taken bold steps to streamline operations, reduce overhead and align our resources with opportunities that we believe have real value. With BE-Smart nearing commercialization and a robust pipeline of potential liquidity events, we believe we are well-positioned to create meaningful, long-term shareholder value. We’re optimistic about what’s ahead—the next few months could be a turning point as we move closer to several major milestones.”

CEO to present to Shareholders

ProPhase will also present to shareholders today, May 20, 2025, at 10am EST during the live Virtual Non-Deal Roadshow Series hosted by Renmark Financial Communications Inc. During this presentation, Ted Karkus will offer further insights into the Company’s trajectory and respond to investor questions.

REGISTER HERE:

https://www.renmarkfinancial.com/events/first-quarter-2025-results-virtual-conference-call-nasdaq-prph-b--whRs2Li

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Financial Results

Three Months Ended March 31, 2025 as Compared to the Three Months Ended March 31, 2024

For the three months ended March 31, 2025, net revenue was $1.4 million as compared to $2.4 million for the three months ended March 31, 2024. The decrease in net revenue was the result of a $1.0 million decrease in consumer products. The Company did not generate any revenues from diagnostic services for the three months ended March 31, 2025 and 2024, respectively.

Cost of revenues for the three months ended March 31, 2025 were $0.9 million, comprised of $0.2 million for diagnostic services and $0.7 million for consumer products. Cost of revenues for the three months ended March 31, 2024 were $2.4 million, comprised of $0.7 million for diagnostic services and $1.7 million for consumer products.

We realized a gross margin profit of $0.5 million for the three months ended March 31, 2025 as compared to a gross margin loss of $0.1 million for the three months ended March 31, 2024. The increase of $0.6 million was comprised of a decrease of $0.5 million in diagnostic services gross margin loss, and an increase of $0.1 million in consumer products. For the three months ended March 31, 2025 and 2024, we realized an overall gross margin of 36.8% and (2.5)%, respectively. Gross margin for diagnostic services was zero or not applicable due to no revenue in the 2025 and 2024 comparable periods, respectively. Gross margin for consumer products was 53.0% and 28.0% in the 2025 and 2024 comparable periods, respectively. Gross margin for consumer products have historically been influenced by fluctuations in quarter-to-quarter production volume, fixed production costs and related overhead absorption, raw ingredient costs, inventory mark to market write-downs and timing of shipments to customers.

General and administration expenses for the three months ended March 31, 2025 were $4.1 million as compared to $7.3 million for the three months ended March 31, 2024. The decrease in general and administration expenses of $3.2 million for the three months ended March 31, 2025 as compared to the three months ended March 31, 2024 was principally related to a decrease in personnel expenses, overhead costs and professional fees.

Research and development costs for the three months ended March 31, 2025 were $97,000 as compared to $272,000 for the three months ended March 31, 2024. The decrease in research and development costs of $175,000 for the three months ended March 31, 2025 as compared to the three months ended March 31, 2024 was principally due to decreased activities related to product research and field testing as a result of refined focus and efforts.

As a result of the effects described above, net loss from the continuing operations for the three months ended March 31, 2025 was $4.7 million, or $(0.13) per share, as compared $5.5 million, or $(0.32) per share, for the three months ended March 31, 2024. Diluted loss per share related to the continuing operations for the three months ended March 31, 2025 and 2024 were $(0.13) per share and $(0.32) per share, respectively.

Our aggregate cash and cash equivalents as of March 31, 2025 were $88,000 as compared to $678,000 at December 31, 2024. Our working capital was $718,132 and a deficit of $1.5 million as of March 31, 2025 and December 31, 2024, respectively. The decrease of $0.6 million in our cash and cash equivalents for the three months ended March 31, 2025 was principally due to $4.0 million cash used in operating activities and repayment of notes payable for $1.5 million, offset by proceeds from issuance of common stock and notes payable of $3.5 million. We also received $800,000 from sale of PMI. Total stockholders’ equity increased to $15.1 million as of March 31, 2025 as compared to $7.4 million at December 31, 2024.

About ProPhase Labs Inc.

ProPhase Labs Inc. (Nasdaq: PRPH) (“ProPhase”) is a next-generation biotech, genomics and consumer products company. Our mission is to build a healthier world through bold innovation and actionable insight. We’re revolutionizing healthcare with industry-leading Whole Genome Sequencing solutions, groundbreaking diagnostic development – such as our potentially life-saving test for the early detection of esophageal cancer – and a world class direct-to-consumer marketing platform for cutting edge OTC dietary supplements. We develop, manufacture, and commercialize health and wellness solutions to enable people to live their best lives. We are committed to executional excellence, smart diversification, and a synergistic, omni-channel approach. ProPhase Labs’ valuable subsidiaries, their synergies, and significant growth underscore our potential for long-term value. www.ProPhaseLabs.com

Forward-Looking Statements

Except for the historical information contained herein, this document contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy, plans, objectives and initiatives, including our expectations regarding the future revenue growth potential of each of our subsidiaries, our expected timeline for commercializing our BE-Smart Esophageal Cancer Test, our expectations regarding future liquidity events, the success of our efforts to collect accounts receivables and anticipated timeline for any payments relating thereto, and our ability to successfully transition into a consumer products company. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to our ability to obtain and maintain necessary regulatory approvals, general economic conditions, consumer demand for our products and services, challenges relating to entering into and growing new business lines, the competitive environment, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings. The Company undertakes no obligation to update forward-looking statements except as required by applicable securities laws. Readers are cautioned that forward-looking statements are not guarantees of future performance and are cautioned not to place undue reliance on any forward-looking statements.

The information contained in this press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any securities. The statements made herein reflect the Company’s current views with respect to potential business opportunities and are based on currently available information, assumptions, and expectations. These statements are not guarantees of future performance or outcomes and are subject to risks and uncertainties. Comparisons to other companies or transactions, such as the referenced sale of 23andMe to Regeneron, are provided solely for illustrative purposes and do not imply any specific valuation or outcome for Nebula or any potential transaction involving it. No assurance can be given that any transaction will be pursued or consummated.

Media Relations and Institutional Investor Contact:

ProPhase Labs, Inc.

investorrelations@prophaselabs.com

Retail Investor Relations Contact:

Renmark Financial Communications

John Boidman: jboidman@renmarkfinancial.com

Tel.: (416) 644-2020 or (212) 812-7680

www.renmarkfinancial.com

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$88	$678
Accounts receivable, net	20,204	20,058
Inventory, net	1,145	1,143
Prepaid expenses and other current assets	3,333	2,615
Current assets in discontinued operations	—	6,143
Total current assets	24,770	30,637

Property, plant and equipment, net	6,567	7,501
Prepaid expenses, net of current portion	135	217
Operating lease right-of-use asset, net	3,994	4,115
Intangible assets, net	9,104	9,750
Goodwill	5,231	5,231
Other assets	310	310
Non-current assets in discontinued operations	—	5,439
TOTAL ASSETS	$50,111	$63,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,326	$13,717
Accrued diagnostic services	43	31
Accrued advertising and other allowances	151	151
Finance lease liabilities	1,956	2,147
Operating lease liabilities	1,399	1,214
Short-term loan payable, net of discount of $418 and $237	2,450	3,207
Deferred revenue	1,600	1,698
Income tax payable	1,464	1,987
Other current liabilities	1,663	2,115
Current liabilities in discontinued operations	—	5,867
Total current liabilities	24,052	32,134
Non-current liabilities:
Unsecured promissory notes, net of discount of $127		9,873
Unsecured long-term debt, net of discount of $368 and $423	1,834	1,779
Due to sellers	2,000	2,000
Deferred revenue, net of current portion	739	784
Operating lease liabilities, net of current portion	3,695	3,762
Finance lease liabilities, net of current portion	2,673	2,591
Non-current liabilities in discontinued operations	—	2,924
Total non-current liabilities	10,941	23,713
Total liabilities	34,993	55,847

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity
Preferred stock authorized 1,000,000, $0.0005 par value, no shares issued and outstanding	—	—
Common stock authorized 50,000,000, $0.0005 par value, 41,541,205 and 29,874,029 shares outstanding, respectively	29	23
Additional paid-in capital	119,837	129,921
Subscription receivable	(480)	—
Accumulated deficit	(54,427)	(58,393)
Treasury stock, at cost, 8,692,005 and 12,940,967 shares (1), respectively	(49,643)	(64,000)
Accumulated other comprehensive loss	(198)	(198)
Total stockholders’ equity	15,118	7,353
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$50,111	$63,200

(1) This is net of 6,000,000 collateral shares.

See accompanying notes to these condensed consolidated financial statements

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except per share amounts)

(unaudited)

	For the three months ended
	March 31, 2025	March 31, 2024
Revenues, net	$1,431	$2,356
Cost of revenues	905	2,416
Gross profit (loss)	526	(60)

Operating expenses:
General and administration	4,092	7,299
Research and development	97	272
Total operating expenses	4,189	7,571
Loss from operations	(3,663)	(7,631)

Debt extinguishment loss	(431)	—
Interest expense	(539)	(441)
Other expense	(45)	(18)
Loss from operations before income taxes	(4,678)	(8,090)
Income tax (expense) benefit	—	2,566
Loss from continuing operations after income taxes	(4,678)	(5,524)
Discontinued operations:
Loss from discontinued operations, net of tax	(102)	(741)
Gain from disposal of discontinued operations	8,746	—
Income (loss) from discontinued operations	8,644	(741)
Net income (loss)	$3,966	$(6,265)

Other comprehensive income:
Unrealized gain on marketable securities	—	160
Total comprehensive loss	$3,966	$(6,105)

Net earnings (loss) per share:
Loss from continuing operations, basic and diluted	$(0.13)	$(0.32)
Income (loss) from discontinued operations, basic and diluted	$0.25	$(0.04)
Net earnings (loss) per share, basic and diluted	$0.11	$(0.36)

Weighted average common shares outstanding:
Basic	35,233	17,207
Diluted	35,233	17,207

See accompanying notes to these condensed consolidated financial statements

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the three months ended
	March 31, 2025	March 31, 2024
Cash flows from operating activities
Net income (loss)	$3,966	$(6,265)
Less: Gain (loss) from discontinued operations, net of tax	8,644	(741)
Net loss from continuing operations	(4,678)	(5,524)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Realized loss on marketable debt securities	—	18
Depreciation and amortization	1,482	1,605
Amortization of debt discount	372	140
Amortization on operating lease right-of-use assets	121	110
Stock-based compensation expense	521	1,589
Inventory reserve	—	(63)
Loss from disposal of fixed assets	45	—
Debt extinguishment loss	431	—
Changes in operating assets and liabilities:
Accounts receivable	(146)	1,139
Inventory	(2)	215
Prepaid expenses and other current assets	(636)	(700)
Deferred tax asset	—	(2,612)
Other assets	—	847
Accounts payable and accrued expenses	(391)	2,542
Accrued diagnostic services	12	(46)
Accrued advertising and other allowances	—	(16)
Deferred revenue	(143)	(752)
Deferred tax liability	—	—
Lease liabilities	9	(459)
Income tax payable	(523)	(273)
Other liabilities	(452)	(639)
Net cash used in operating activities - continuing operations	(3,978)	(2,879)
Net cash provided by (used in) operating activities - discontinued operations	597	(2,261)
Net cash used in operating activities	(3,381)	(5,140)

Cash flows from investing activities
Proceeds from sales of marketable securities	—	3,374
Proceeds from sales of fixed assets	53	—
Capital expenditures	—	(867)
Net cash provided by investing activities - continuing operations	53	2,507
Net cash provided by (used in) investing activities - discontinued operations	800	(72)
Net cash provided by investing activities	853	2,435

Cash flows from financing activities
Proceeds from issuance of note payable, net	204	2,460
Proceeds from issuance of common shares, net	3,278	—
Repayment of note payable	(1,509)	(185)
Net cash provided by financing activities - continuing operations	1,973	2,275
Net cash used in financing activities - discontinued operations	(35)	(4)
Net cash provided by financing activities	1,938	2,271

Decrease in cash and cash equivalents	(590)	(434)
Cash and cash equivalents at the beginning of the period	678	1,609
Cash and cash equivalents at the end of the period	$88	$1,175

Supplemental disclosures:
Cash paid for income taxes	$256	$318
Interest payments	$376	$642

Supplemental disclosure of non-cash investing and financing activities:
Issuance of common stock as commitment fee for future financing	$158	$—

See accompanying notes to these condensed consolidated financial statements

Non-GAAP Financial Measures and Reconciliation

In an effort to provide investors with additional information regarding our results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), we disclose certain non-GAAP financial measures. The primary non-GAAP financial measures we disclose are EBITDA and Adjusted EBITDA.

We define “EBITDA” as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding acquisition costs, other non-cash items, and other unusual or non-recurring charges (as described in the table below).

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures.

We use EBITDA and Adjusted EBITDA internally to evaluate and manage the Company’s operations because we believe they provide useful supplemental information regarding the Company’s ongoing economic performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization. In addition, we believe that non-GAAP financial information is used by analysts and others in the investment community to analyze our historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and create a misplaced perception that our results have underperformed or exceeded expectations.

The following table sets forth the reconciliations of EBITDA and Adjusted EBITDA excluding other costs to the most comparable GAAP financial measures (in thousands):

	For the three months ended
	March 31, 2025	March 31, 2024
GAAP loss from continuing operations (1)	$(4,678)	$(5,524)
Interest, net	539	441
Income tax benefit	—	(2,566)
Depreciation and amortization	1,482	1,605
EBITDA	(2,657)	(6,044)
Share-based compensation expense	521	1,589
Non-cash rent expense (2)	522	169
Adjusted EBITDA from continuing operations	$(1,614)	$(4,286)

(1)	We believe that net loss from continuing operations is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA measure the Company’s operating performance without regard to certain expenses. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and the Company’s computation of EBITDA and Adjusted EBITDA may vary from others in the industry. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.

(2)	The non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.